Exhibit 99.1

SG Blocks Reports Fourth Quarter & Year 2021 Financial Results

– Revenue Reaches $8.5 Million for Fourth Quarter and $38.3 Million for 2021 –

– Construction Pipeline Grows to $750 Million, Including 4,100 Residential Units –

– Company Projects Positive Cash Flow for 2022 –

– Management to Host Conference Call Today at 4:30 p.m. ET –

NEW YORK, N.Y. -- April 18, 2022 -- SG Blocks, Inc. (Nasdaq: SGBX) (“SG Blocks” or the “Company”), a leading designer, innovator and fabricator of modular structures, today reported financial results for the fourth quarter and year ending December 31, 2021.

Recent Financial and Operational Highlights:

●	Revenue for the fourth quarter of 2021 was $8.5 million, an increase of 15% compared to $7.4 million for the fourth quarter of 2020. Gross profit for the fourth quarter 2021 was approximately $0.2 million compared to $1.6 million in the fourth quarter 2020, reflecting higher year end cost adjustments for the 2021 period and accrued losses of $1.0 million related to additional cost of goods sold expenses for two projects which are expected to be completed by the end of Q2 2022.

●	Revenue for the twelve months of 2021 was $38.3 million, a 338% increase compared to $8.8 million in revenue for 2020. Gross profit for 2021 was $2.3 million compared to $2.2 million for 2020.

●	Cash and cash equivalents totaled $13.0 million at December 31, 2021, including net proceeds of approximately $10.5 million from the equity capital raise that closed in October 2021.

●	SG Blocks had 11 projects under contract with a construction backlog that is valued at approximately $3.2 million at December 31, 2021. The Company’s backlog does not include any projects related to recently launched SG Development Corp. and does not include ongoing medical testing.

●	SGB DevCorp. had an active residential development pipeline of 4,100 units at December 31, 2021.

●	Subsequent to year end, the Company’s SG ECHO subsidiary announced its largest contract to date valued at approximately $6 million. The contract for more than 100 units are scheduled for delivery by the end of Q2 2022.

Paul Galvin, Chairman and Chief Executive Officer of SG Blocks, commented, “SG Blocks had a great year in 2021 and accomplished many of its goals. This includes generating record consecutive increases in quarterly revenue to reach over $38 million in revenue for the year, building a strong pipeline across our business verticals, signing multiple partnership agreements, purchasing or investing in several development sites, building out our management team with industry experts, and completing a capital raise that enabled us to conclude the year with $13 million in cash on our balance sheet to fund future growth.”

“We ended the year on a high note, reporting fourth quarter revenue of $8.5 million, a 15% increase over the fourth quarter last year. Cost of revenue was higher from additional year end adjustments as we prepare for expected growth across our revenue streams. At year end, SGB DevCorp’s current pipeline is valued at $750 million.”

“Looking ahead, our goals for 2022 include nearing a pipeline of 10,000 residential units inside our development company, launching our first non-COVID-19 testing and services modules, selling the Lago Vista site in Austin and advancing the first SGB DevCorp projects into our factories. We are also planning to offer a minority stake of SGB DevCorp that we believe is worth between $20 - $30 million. Together, the sale of this stake, the sale of the Lago Vista site and cash on the balance sheet potentially totals $40 - $50 million in cash. Additionally, we continue to progress at all of our manufacturing sites, in line with our goal of activating approximately 1 million square feet of Made in the USA manufacturing space over the next 24-30 months. We’ve self-funded many of the development projects and accretive investments inside our pipeline in part with the capital generated from the Covid testing site at LAX. The investments we’ve made over the last two years to build a strong foundation have brought us to this important junction where we are now nearing the startup of manufacturing for the projects in our pipeline and backlog. With an expanding number of projects and investments generating growing revenue in the year ahead, and supported by our strong balance sheet, we expect continued strong revenue growth in 2022 and to generate positive cash flow for the full year,” concluded Mr. Galvin.

Financial Results for the Three Months Ended December 31, 2021

Revenue for the fourth quarter 2021 was $8.5 million, an increase of 15% compared to $7.4 million for the fourth quarter of 2020. The Medical segment generated $7.6 million in revenue, an 80% year-over-year increase and generated gross profit of $2.4 million.

Total gross profit for the fourth quarter of 2021 was $0.2 million compared to $1.6 million in the fourth quarter of 2020, reflecting higher year end cost adjustments and accrued loss chargeback of $1.0 million related to additional cost of goods sold expenses for two projects which are expected to be completed by the end of Q2 2022.

Operating expenses for the fourth quarter of 2021 were $2.4 million, a decrease of 22% compared to $3.1 million in the fourth quarter of 2020. General and administrative expenses decreased from $1.2 million to $0.8 millon, or by 35%, compared to the year ago fourth quarter.

The net loss attributable to common shareholders was approximately $3.4 million, or $(0.31) per share, compared to a net loss of $1.6 million, or $(0.19) per share, in the fourth quarter of 2020.

The net loss attributable to common shareholders includes approximately $0.16 million in non-cash depreciation and amortization expenses, $0.9 million in non-cash stock compensation expense and $1.0 million in accrued losses for two active projects.

Adjusted EBITDA loss for the fourth quarter of 2021 was approximately $2.4 million compared to a loss of $0.7 million in the fourth quarter of 2020, the increase is primarily due to the Company’s higher net loss in the quarter.

Financial Results for the Twelve Months Ended December 31, 2021

For the twelve months of 2021, revenue was $38.3 million, a 338% increase compared to $8.8 million in revenue for 2020. The Medical segment generated $31.5 million in revenue, a 644% year-over-year increase, and generated gross profit of $8.9 million. For the year, the Medical segment accounted for 82% of total revenue and the Construction segment accounted for 18%.

Gross profit for 2021 was $2.3 million compared to $2.2 million for 2020. Operating expenses for 2021 were $8.3 million, an increase of 22% compared to $6.8 million for 2020. Payroll and related expenses increased 40% in the year to $4.2 million, which includes non-cash stock based compensation.

The net loss attributable to common shareholders was approximately $10.8 million, or $(1.16) per share, compared to a net loss of $4.7 million, or $(0.79) per share for the year ended 2020.

The net loss attributable to common shareholders includes approximately $0.6 million in non-cash depreciation and amortization expenses, $1.6 million in non-cash stock based compensation expense, $0.6 million of litigation expenses, and $2.7 million in accrued losses for two active projects.

Adjusted EBITDA loss for 2021 was approximately $8.0 million compared to a loss of $2.8 million for 2020. The increase is primarily due to the Company’s higher net loss for the year offset by higher depreciation and amoritization and stock based compensation.

Balance Sheet Highlights

Cash and cash equivalents totaled $13.0 million as of December 31, 2021, including net proceeds of approximately $10.5 million from the equity capital raise that closed in October 2021.

At December 31, 2022, total assets were $34.9 million compared to $26.9 million at December 31, 2020. The Company has minimal long term debt and shareholders equity totaled $21.7 million compared to $18.4 million at the end of 2020.

Conference Call Information

SG Blocks will host a conference call on Monday, April 18, 2022 at 4:30 p.m. Eastern Time to discuss its results for the fourth quarter and year ended December 31, 2021.

Date: Monday, April 18, 2022

Time: 4:30 p.m. ET / 1:30 p.m. PT

Toll-free dial-in number: 1-877-407-9716

International dial-in number: 1-201-493-6779

Conference ID: 13729175

Additionally, a webcast of the conference call will be broadcast live and available for replay at the Investors section of the Company’s website at www.sgblocks.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time through Monday, May 2, 2022, 11:59 PM ET.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 13729175

Use of Non-GAAP Financial Information

In addition to its results under GAAP, the Company presents EBITDA and Adjusted EBITDA for historical periods. EBITDA and Adjusted EBITDA are non-GAAP financial measures and have been presented as supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. The Company calculates EBITDA as net income (loss) before interest expense, income tax benefit (expense), depreciation and amortization. It calculates Adjusted EBITDA as EBITDA before certain non-recurring adjustments such stock-based compensation expense. EBITDA and Adjusted EBITDA are presented because they are important metrics used by management as one of the means by which it assesses the Company’s financial performance. EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry. These measures, when used in conjunction with related GAAP financial measures, provide investors with an additional financial analytical framework that may be useful in assessing the Company and its results of operations.

EBITDA and Adjusted EBITDA have certain limitations. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income (loss), or any other measures of financial performance derived in accordance with GAAP. These measures also should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items for which these non-GAAP measures make adjustments. Additionally, EBITDA and Adjusted EBITDA are not intended to be liquidity measures because of certain limitations, including, but not limited to: i) they do not reflect the Company’s cash outlays for capital expenditures; They do not reflect changes in, or cash requirements for, working capital; and Although depreciation and amortization are non-cash charges, the assets are being depreciated and amortized and may have to be replaced in the future, and these non-GAAP measures do not reflect cash requirements for such replacements.

The non-GAAP information should be read in conjunction with the Company’s consolidated financial statements and related notes.

The following is a reconciliation of EBITDA and Adjusted EBITDA to the nearest GAAP measure, net loss:

	For the Year Ended December 31,	For the Year Ended December 31,
	2021	2020

Net loss attributable to common stockholders of SG Blocks, Inc.	$(10,832,674)	$(4,692,729)
Addback interest expense	1,254	9,275
Addback interest income	(57,266)	(61,675)
Addback depreciation and amortization	605,405	239,982
EBITDA (non-GAAP)	(10,283,281)	(4,505,147)

Addback loss on asset disposal	44,081	1,012
Addback litigation expense	570,934	461,613
Addback stock-based compensation expense	1,647,391	1,261,215
Adjusted EBITDA (non-GAAP)	$(8,020,875)	$(2,781,307)

In evaluating EBITDA and Adjusted EBITDA, you should be aware that in the future we will incur expenses that are the same or similar to some of the adjustments made in our calculations, and our presentation of EBITDA and Adjusted EBITDA should not be construed to mean that our future results will be unaffected by such adjustment. Management compensates for these limitations by using EBITDA and Adjusted EBITDA as supplemental financial metrics and in conjunction with our results prepared in accordance with GAAP. The non-GAAP information should be read in conjunction with our consolidated financial statements and related notes.

About SG Blocks:

SG Blocks, Inc. is a premier innovator in advancing and promoting the use of code-engineered cargo shipping containers for safe and sustainable construction. The firm offers a product that exceeds many standard building code requirements, and also supports developers, architects, builders and owners in achieving greener construction, faster execution, and stronger buildings of higher value. Each project starts with GreenSteelTM, the structural core and shell of an SG Blocks building, and then is customized to client specifications. For more information, visit www.sgblocks.com.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and include statements regarding nearing a pipeline of 10,000 residential units inside the Company’s development company, launching the Company’s first non-COVID-19 testing and services modules, selling the Lago Vista site, advancing the first SG Development Company projects into the Company’s factories, offering a minority stake of SG DevCo for between $20-$30 million, the sale of the minority stake, the Lago Vista site and the cash on the balance sheet potentially totaling $40 - $50 million in cash, continuing to progress at all of our manufacturing sites, in line with our goal of activating approximately 1 million square feet of Made in the USA manufacturing space over the next 24-30 months, continuing strong revenue growth in 2022 and generating positive cash flow for the full year. While SG Blocks believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to achieve a pipeline of 10,000 residential units inside the Company’s development company, the Company’s ability to launch its first non-COVID-19 testing and services modules, the Company’s ability to effect a sale of the Lago Vista site, the Company’s ability to advance the first SG Development Company projects into the Company’s factories, the Company’s ability to sell a minority stake of SG DevCo for between $20-$30 million and to sell the Largo Vista site and generate sales proceeds as planned, the Company’s ability to activate approximately 1 million square feet of Made in the USA manufacturing space over the next 24-30 months, the Company’s ability to continue strong revenue growth in 2022, the Company’s ability to generate positive cash flow for the full year, the Company’s ability to expand within various verticals as planned,the Company’s ability to position itself for future profitability, the Company’s ability to maintain compliance with the NASDAQ listing requirements, and the other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and the Company’s subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Investor Contacts:

investors@sgblocks.com

PCG Advisory

Stephanie Prince

sprince@pcgadvisory.com

- Tables Follow -

SG BLOCKS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

December 31,	2021	2020
Assets
Current assets:
Cash and cash equivalents	$13,024,381	$13,010,356
Accounts receivable, net	2,917,646	2,635,608
Contract assets	41,916	1,303,136
Inventories	1,273,825	778,144
Prepaid expenses	656,279	570,775
Total current assets	17,914,047	18,298,019

Property, plant and equipment, net	6,839,943	2,683,014
Project development costs and other non-current assets	923,172	—
Goodwill	1,309,330	1,309,330
Right-of-use asset, net	1,210,053	1,537,545
Long-term notes receivable	720,137	682,637
Intangible assets, net	2,095,232	2,218,609
Deferred contract costs, net	112,159	152,944
Investment in non-marketable securities	200,000	—
Investment in and advances to equity affiliates	3,599,945	—
Total Assets	$34,924,018	$26,882,098

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$7,568,851	$3,961,961
Contract liabilities	1,437,579	1,774,740
Lease liability, current maturities	337,469	326,654
Due to affiliates	264,451	965,561
Assumed liability	5,795	200,765
Short term note payable, net	1,971,960	—
Other current liabilities	—	5,000
Total current liabilities	11,586,105	7,234,681

Long-term note payable	750,000	—
Lease liability, net of current maturities	872,124	1,209,594
Total liabilities	13,208,229	8,444,275

Stockholders’ equity:
Preferred stock, $0.00 par value, 5,405,010 shares authorized; none issued or outstanding.	—	—
Common stock, $0.01 par value, 25,000,000 shares authorized; 11,986,873 issued and outstanding as of December 31, 2021 and 8,596,189 issued and outstanding as of December 31, 2020.	119,869	85,962
Additional paid-in capital	53,341,405	40,443,840
Accumulated deficit	(33,109,220)	(22,276,546)
Total SG Blocks, Inc. stockholders’ equity	20,352,054	18,253,256
Non-controlling interests	1,363,735	184,567
Total Stockholders’ equity	21,715,789	18,437,823
Total Liabilities and Stockholders’ Equity	$34,924,018	$26,882,098

SG BLOCKS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

SG BLOCKS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

	For the Years Ended December 31,
	2021	2020
Revenue:
Construction services	$6,537,941	$4,104,917
Engineering services	255,749	409,206
Medical revenue	31,548,012	4,241,500
Total	38,341,702	8,755,623

Cost of revenue:
Construction services	13,251,470	3,224,457
Engineering services	154,126	322,853
Medical revenue	22,607,058	2,988,134
Total	36,012,654	6,535,444

Gross profit	2,329,048	2,220,179

Operating expenses:
Payroll and related expenses	4,186,642	2,992,207
General and administrative expenses	3,788,024	3,449,849
Marketing and business development expense	288,438	230,248
Pre-project expenses	48,794	130,707
Total	8,311,898	6,803,011

Operating loss	(5,982,850)	(4,582,832)

Other income (expense):
Interest expense	(1,254)	(9,275)
Interest income	57,266	61,675
Other income	62,602	23,282
Loss on asset disposal	(44,081)	(1,012)
Loss from equity affiliates	(55)	—
Total	74,478	74,670

Loss before income taxes	(5,908,372)	(4,508,162)
Income tax expense	—	—

Net loss	(5,908,372)	(4,508,162)

Add: net profit attributable to noncontrolling interests	4,924,302	184,567
Net loss attributable to common stockholders of SG Blocks, Inc.	$(10,832,674)	$(4,692,729)

Net loss per share attributable to SG Blocks, Inc. - basic and diluted:
Basic and diluted	$(1.16)	$(0.79)
Weighted average shares outstanding:
Basic and diluted	9,339,199	5,959,403

SG BLOCKS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Changes in Stockholders’ Equity

Consolidated Statements of Changes in Stockholders’ Equity

	$0.01 Par Value			Additional		SG Blocks		Total
	Common Stock		Preferred	Paid-in	Accumulated	Stockholders’	Noncontrolling	Stockholders’
	Shares	Amount	Stock	Capital	Deficit	Equity	Interests	Equity
Balance at January 1, 2020	1,157,890	$11,579	$—	$21,932,387	$(17,583,817)	$4,360,149	$—	$4,360,149
Stock-based compensation	—	—	—	1,261,215	—	1,261,215	—	1,261,215
Conversion of restricted stock units to common stock	24,672	246	—	(246)	—	—	—	—
Reverse stock split settlement	(38)	—	—	(122)	—	(122)	—	(122)
Conversion of debt exchange to common stock	73,665	737	—	205,526	—	206,263	—	206,263
Issuance of common stock, net of issuance costs	7,340,000	73,400	—	17,045,080	—	17,118,480	—	17,118,480
Net income (loss)	—	—	—	—	(4,692,729)	(4,692,729)	184,567	(4,508,162)
Balance at December 31, 2020	8,596,189	$85,962	$—	$40,443,840	$(22,276,546)	$18,253,256	$184,567	$18,437,823

Balance at January 1, 2021	8,596,189	85,962	—	40,443,840	(22,276,546)	18,253,256	184,567	18,437,823
Stock-based compensation	—	—	—	1,736,531	—	1,736,531	—	1,736,531
Conversion of warrants to common stock	226,300	2,263	—	704,925	—	707,188	—	707,188
Issuance of common stock, net of issuance costs	3,164,384	31,644	—	10,456,109	—	10,487,753	—	10,487,753
Noncontrolling interest distribution	—	—	—	—	—	—	(3,745,134)	(3,745,134)
Net income (loss)	—	—	—	—	(10,832,674)	(10,832,674)	4,924,302	(5,908,372)
Balance at December 31, 2021	11,986,873	$119,869	$—	$53,341,405	$(33,109,220)	$20,352,054	$1,363,735	$21,715,789

SG BLOCKS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

Consolidated Statements of Cash Flows

	For the Year Ended December 31,	For the Year Ended December 31,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$(5,908,372)	$(4,508,162)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation expense	398,744	50,655
Amortization of intangible assets	165,877	148,541
Amortization of deferred license costs	40,785	40,786
Bad debt expense and recoveries	167,202	10,018
Interest income on notes receivable	(37,500)	(32,637)
Stock-based compensation	1,647,391	1,261,215
Loss on asset disposal	44,081	1,012
Loss on equity affiliates	55	—
Changes in operating assets and liabilities:
Accounts receivable	(449,240)	(890,531)
Contract assets	1,261,220	(1,166,692)
Inventories	(495,681)	(647,345)
Prepaid expenses and other current assets	(61,778)	(489,437)
Right of use asset	473,331	81,256
Accounts payable and accrued expenses	3,606,889	1,129,189
Contract liabilities	(337,161)	1,236,174
Due to affiliates	(701,110)	965,561
Other current liability	(5,000)	5,000
Lease liability	(472,492)	(82,553)
Net cash used in operating activities	(662,759)	(2,887,950)

Cash flows used in investing activities:
Purchase of property, plant and equipment	(4,824,756)	(1,568,115)
Purchase of Echo DCL, LLC, net of cash acquired	—	(743,168)
Purchase of intangible asset	(42,500)	—
Proceeds from sale of equipment	225,000	—
Advances in notes receivable	—	(650,000)
Payment on assumed liability of acquired assets	(194,969)	(84,440)
Project development costs	(630,470)	—
Payment on security deposit	(203,562)	—
Investment in non-marketable securities	(200,000)	—
Investment in and advances to equity affiliates	(3,600,000)	—
Net cash used in investing activities	(9,471,257)	(3,045,723)

Cash flows provided by financing activities:
Proceeds from public stock offering and other private placements, net of issuance costs	10,487,753	17,118,480
Proceeds from conversion of warrants to common stock	707,188	—
Proceeds from short-term note payable	2,000,000	—
Payment of note issuance costs	(51,766)	—
Proceeds from long-term note payable	750,000	200,000
Distribution paid to noncontrolling interest	(3,745,134)	—
Settlement of common stock from reverse stock split	—	(122)
Net cash provided by financing activities	10,148,041	17,318,358

Net increase in cash and cash equivalents	14,025	11,384,685

Cash and cash equivalents - beginning of year	13,010,356	1,625,671

Cash and cash equivalents - end of year	$13,024,381	$13,010,356

Supplemental disclosure of cash flow information:
Cash paid during the year for Interest	$562	$2,614

Supplemental disclosure of non-cash operating activities:
Non-cash conversion of long term debt	$—	$200,000
Non-cash conversion of interest expense of long term debt	$—	$6,263